Exhibit 99.1

For Further Information Contact:

HemoSense, Inc.	Lippert/Heilshorn & Associates
Paul Balsara, V.P. Finance &	Ina McGuinness or Brandi Floberg
Chief Financial Officer	bfloberg@lhai.com
(408) 240-3794	(310) 691-7100

HEMOSENSE THIRD QUARTER REVENUE ROSE 176%

Tenth Consecutive Quarter of Revenue Growth

Company Introduces Fiscal 2005 Financial Guidance

SAN JOSE, Calif. (July 28, 2005) – HemoSense, Inc. (AMEX: HEM) – a medical device company that develops, manufactures and sells easy-to-use, handheld blood coagulation monitoring systems for use by patients and healthcare professionals in the management of warfarin medication – today reported financial results for the three and nine months ended June 30, 2005.

Total revenue for the fiscal 2005 third quarter was $2.5 million, an increase of 176% from $889,000 in the fiscal 2004 third quarter. Domestic revenue was $1.9 million, an increase of 177% from the prior-year quarter, and international revenue was $588,000, an increase of 173% from the prior-year quarter. Total revenue was comprised of $960,000 in revenue for INRatio™ meters and accessories, reflecting 119% revenue growth from the previous year, and $1.5 million in revenue for INRatio® test strips, an increase of 231% compared with the year-ago quarter.

For the fiscal 2005 third quarter, the gross loss narrowed to $33,000, or 1% of total revenue due to higher unit volumes of the Company’s test strips. This compares with a gross loss of $622,000 for the comparable quarter last year.

Operating expenses for the quarter were $2.4 million, an increase from $2.2 million in the prior-year period primarily due to higher sales and marketing expenses as well as additional general and administrative expenses associated with the Company’s initial public offering (IPO) on June 28, 2005.

The net loss for the fiscal 2005 third quarter was $2.9 million, a decrease from $3.0 million for the third quarter of fiscal 2004. All transactions related to the IPO, including the conversion of the redeemable convertible preferred shares to common shares, were transacted three days prior to the end of the quarter. This resulted in a small number of weighted average common shares used in calculating net loss per common share for the quarter and nine months of 2004 and 2005. This should be taken into consideration when reviewing the year to year comparison of earnings per share provided in the Statements of Operations.

“We now have posted 10 consecutive quarters of sequential-quarter revenue growth since we launched the INRatio System. Our success to date reflects growing demand for our products and services and increasing awareness that more frequent testing improves safety for patients taking warfarin,” said James Merselis, President and CEO of HemoSense. “We are particularly pleased to see the improvement in gross loss reflected in this quarter’s near-breakeven performance. This bodes well for achieving our goal of positive gross margins in the near term.

“Our partnership expansion plans continued on track as this past quarter we added McKesson Medical-Surgical as a U.S. distributor, Health Biomedic (HK) as a distributor for our entrance into China and Hong Kong, and we formed an exclusive co-promotion alliance agreement with St. Jude Medical International,” added Merselis. “We also further strengthened our domestic reach through distribution agreements with National Distributing and Contracting Inc. and Laboratory Supply Company (LABSCO).”

HemoSense reported cash, cash equivalents and IPO proceeds receivable of $18.5 million as of June 30, 2005.

Year-to-Date Financial Results

For the nine months ended June 30, 2005, total revenue was $5.9 million, an increase of 172% from $2.2 million in the comparable nine-month period last year. Domestic revenue was $4.3 million, an increase of 161%, and international revenue was $1.6 million, an increase of 210%. Total revenue was comprised of $2.6 million in meters and accessories revenue and $3.3 million in test strip revenue, up 165% and 178%, respectively.

The year-to-date gross loss declined to $955,000, from $1.3 million last year. Operating expenses were $7.0 million, an increase from $6.0 million last year. The net loss was $8.9 million, compared with $7.4 million last year.

Fiscal Year 2005 Financial Guidance

HemoSense today introduced financial guidance for its fiscal year ending September 30, 2005. The Company anticipates fiscal 2005 total revenue to be between $8.6 million and $8.9 million, representing growth of 165% to 174% compared with fiscal 2004 total revenue. Compared with the prior fiscal year, operating expenses will reflect increased investment in sales and marketing as well as research and development, and higher general and administrative expense primarily associated with operating as a public company. HemoSense anticipates a fiscal 2005 net loss of $12.0 million to $12.2 million. The Company expects financial results for the fiscal 2005 fourth quarter to reflect summer vacation and holiday periods, particularly affecting European results.

This financial guidance is based on information and expectations as of July 28, 2005. These and other statements herein are forward-looking, and actual results could differ dramatically. Please see the “Forward-Looking Statements” portion of this press release and HemoSense’s filings with the Securities and Exchange Commission (SEC) for a discussion of risks.

Conference Call Information

Management will host an investment community conference call beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today to discuss this announcement and to answer questions.

Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 634-1178 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 8003333.

The live conference call also will be available via the Internet on the investor relations section of the Company’s Web site at www.hemosense.com. A recording of the call will be available on the Company’s Web site for 30 days following the completion of the call.

About HemoSense

HemoSense develops, manufactures and sells the INRatio System, an easy-to-use, handheld blood coagulation monitoring system for use by patients and professionals in the management of warfarin medication. INRatio measures the patient’s blood clotting time to ensure that patients with a propensity to form clots are maintained within the therapeutic range with the proper dosage of oral anticoagulant therapy. HemoSense, Inc. is headquartered in San Jose, Calif.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning the Company’s ability to achieve positive gross margins, financial guidance for fiscal 2005 and expectations regarding the fiscal 2005 fourth quarter are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties that may cause the actual results to differ materially from the statements contained herein. The Company’s fiscal 2005 third quarter financial results are preliminary and unaudited, and subject to adjustment. Further information on the Company’s business, prior financial results and risk factors are detailed in its filings with the SEC, including its Registration Statement on Form S-1, as amended. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

HemoSense, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Revenue	$2,454	$889	$5,871	$2,156
Cost of goods sold	2,487	1,511	6,826	3,420

Gross loss	(33)	(622)	(955)	(1,264)

Operating expenses:
Research and development	266	356	806	1,064
Sales and marketing	1,677	1,469	4,877	3,735
General and administrative	449	377	1,321	1,192

Total operating expenses	2,392	2,202	7,004	5,991

Loss from operations	(2,425)	(2,824)	(7,959)	(7,255)
Interest income	8	2	18	12
Interest and other expense	(530)	(129)	(971)	(206)

Net Loss	$(2,947)	$(2,951)	$(8,912)	$(7,449)

Net loss per share:
Basic and diluted	$(3.45)	$(8.76)	$(16.09)	$(22.10)

Shares used to compute loss per share:
Basic and diluted	854	337	554	337

HemoSense, Inc.

Balance Sheets

(In thousands)

	June 30, 2005	September 30, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$620	$433
IPO proceeds receivable	17,903	—
Accounts receivable	1,341	907
Prepaid expenses and other current assets	361	230
Inventories	1,892	1,299

Total current assets	22,117	2,869
Property and equipment, net	705	1,113
Technology licenses and prepaid royalties	1,395	1,964
Other assets	267	256

Total assets	$24,484	$6,202

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,666	$539
Accrued expenses and other liabilities	1,306	691
Capital lease, current portion	37	38
Borrowings, current portion	3,418	529

Total current liabilities	6,427	1,797
Capital lease, net of current portion	63	91
Borrowings, net of current portion	5,218	2,855

Total liabilities	11,708	4,743

Redeemable Preferred stock	—	36,679

Shareholders’ equity (deficit):
Common stock	10	—
Additional Paid-in capital	57,118	220
Accumulated deficit	(44,352)	(35,440)

Total shareholders’ equity (deficit)	12,776	(35,220)

Total liabilities and shareholders’ equity (deficit)	$24,484	$6,202

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